Exhibit 99.1

Contacts:
Lippert/Heilshorn & Associates	Quidel Corporation
Ina McGuinness (imcguinness@lhai.com)	Paul E. Landers
Bruce Voss (bvoss@lhai.com)	Senior Vice President & CFO
(310) 691-7100	(858) 552-7962

For Immediate Release

QUIDEL REPORTS STRONG FIRST QUARTER REVENUES; REVISES 2003
GUIDANCE UPWARD AND INTRODUCES 2004 GUIDANCE

—Restructuring Initiative Undertaken to Drive Shareholder Value—

SAN DIEGO, Calif. (April 29, 2003) – Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid point-of-care (POC) diagnostic tests, today reported total revenues for the first quarter ended March 31, 2003 of $24.4 million, up 15% from total revenues of $21.2 million for the comparable quarter of 2002.

On a pre-tax basis, earnings for the first quarter of 2003 were $2.8 million, or $0.10 per share on a fully diluted basis, compared with pre-tax earnings of $2.6 million, or $0.09 per share on a fully diluted basis, for the first quarter of 2002.  On a net basis, earnings were $1.7 million, or $0.06 per share on a fully diluted basis, for the first quarter of 2003, compared with $1.5 million, or $0.05 per share on a fully diluted basis, for the first quarter of 2002.

Gross margin on net sales for the first quarter of 2003 was 54%, compared with gross margin of 51% in the first quarter of 2002, primarily attributable to favorable volumes, mix and efficiencies gained in production.  Operating expenses for the first quarter of 2003 totaled $10.3 million, compared with $8.4 million for the first quarter of 2002.  The increase in expenses was driven primarily by expanded research and development activities associated with Quidel’s LTF™ (layered thin film) technology and non-recurring professional fees.

The Company reported cash and cash equivalents at March 31, 2003 of $13.4 million, up approximately $10.5 million from cash and cash equivalents at December 31, 2002.

S. Wayne Kay, Quidel’s president and chief executive officer, stated, “The first quarter’s strong revenue and margin improvement validates our growth strategies in key product areas and geographies.  In addition, our successful focus on tightly controlling all operational aspects of the business and on working capital initiatives have resulted in record cash flow and cash on our balance sheet.”

Restructuring Initiative to Reduce Operating Costs By an Estimated $5.3 Million on an Annualized Basis

Also today, Quidel announced a restructuring initiative that is projected to reduce operating costs by approximately $5.3 million on an annualized basis, and reflect savings of approximately $3.0 million in the remainder of 2003.  The Company expects to record a non-recurring $2.3 million restructuring charge in the second and third quarters of 2003, which will be more than offset by this year’s cost savings.  The benefit in 2003 to fully diluted pre-tax earnings, net of restructuring, will be an approximate $700,000, or $0.02 per share.

“These resulting cost savings are due to our keen focus on streamlining processes and successfully completing manufacturing supply chain implementations, while increasing R&D and investment in our LTF™ technology, all of which ensures significant value creation for the Company,” said Kay.

Approximately 77 positions, or 22% of Quidel’s global workforce, will be eliminated.  In Germany and Italy approximately 19 positions will be eliminated, as distribution in these countries is outsourced to independent distributorships that are expected to commence operations effective September 1, 2003.

“We are undertaking these activities from a position of financial, technological and operational strength.  This restructuring is the next step in a process that includes the refinement of our executive management structure, the announced move to a demand tracking inventory system with our key distribution partners, and the emergence of our proprietary LTF™ technology as a key driver of future manufacturing efficiencies and proprietary new products.  In addition, the business rationale for transitioning to an independent distributor model in Germany and Italy is compelling,” noted Kay.

Quidel Revises Upward 2003 Financial Guidance

•                  Pre-tax EPS on a fully diluted basis for 2003 is projected to be approximately $0.28, up from previous guidance of $0.26 per share.  Net EPS on a fully diluted basis is revised upward to $0.16 from $0.15 previously.

•                  For 2003, total revenues are projected to be approximately $87 million, representing an approximate 17% increase compared with the Company’s 2002 total revenues of $74.6 million and consistent with prior 2003 revenue guidance.

•                  Gross margin on net sales for 2003 is estimated to increase to approximately 54% from 49% as reported for 2002.  This gross margin expansion is expected to reflect cost savings associated with the restructuring as well as gains from improved supply chain efficiencies; a more favorable product mix; domestic price increases; and the outsourcing of packaging operations.

Newly Introduced 2004 Financial Guidance Reflects Significant Year-over-Year Growth

Quidel is projecting 2004 revenues to approximate $100 million, which would represent an approximate 15% year-over-year growth rate.  Pre-tax EPS fully diluted for 2004 is projected to reach $0.65 to $0.70; and 2004 net EPS fully diluted is expected to range from $0.38 to $0.41.

“As a result of the infrastructure and staffing rationalizations announced today, we expect our full year 2003 earnings to be higher than originally forecasted,” said Paul E. Landers, senior vice president and chief financial officer.  “Moreover, our 2004 financial guidance represents an approximate 130% to 140% increase in EPS compared with 2003 guidance,” said Landers.

Conference Call Information

Quidel management will host a conference call to discuss first quarter financial results today, April 29, 2003 at 5:00 p.m. Eastern Daylight Time (2:00 p.m. Pacific Daylight Time). To participate in the call by telephone, please dial (888) 803-7396 from the U.S., or (706) 634-1052 for international callers.  To listen to the conference call via the Internet as well as to view the first quarter 2003 conference call remarks, go to http://www.quidel.com/InvestorInfo.php.   A replay will be available on Quidel’s Web site for 14 days.  A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation 9668442.

About Quidel

Quidel Corporation is a global company dedicated to helping women and their families live healthy lives through the discovery, development, manufacture and marketing of rapid point-of-care (POC) diagnostic tests.  These tests detect medical conditions and illnesses associated with women’s health in areas such as reproduction and diseases of the elderly.  Quidel also provides POC diagnostic tests for infectious diseases, including influenza A & B, Strep throat, H. pylori infection, Chlamydia, infectious mononucleosis and infectious vaginitis.  Quidel’s diagnostic tests provide information that results in rapid treatment, improved health outcomes, lowered costs and increased patient satisfaction.  Quidel’s products are sold for use in physician offices, clinical laboratories and pharmacies, and to consumers through organizations that provide private label products.  For more information visit www.quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risk and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in operating results may arise as a result of a number of factors including, without limitation, seasonality, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), product liability, intellectual property, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘might,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate’’ and similar words, although some forward-looking statements are expressed differently. The risks described under ‘‘Risk Factors’’ in reports and registration statements that we file with the Securities and Exchange Commission from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

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QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended March 31,
	2003	2002
	(unaudited)
Net sales	$23,926	$20,766
Research contract, license and royalty income	469	446

Total revenues	24,395	21,212

Cost of sales	11,125	10,097
Research and development	2,443	1,559
Sales and marketing	4,534	4,038
General and administrative	2,799	2,321
Amortization of intangibles	503	491

Total costs and expenses	21,404	18,506

Earnings from operations	2,991	2,706

Interest expense	228	245
Interest income	(7)	(2)
Other, net	(49)	(104)

Total other (income) expense	172	139

Earnings before income taxes	2,819	2,567

Income tax expense	1,129	1,103

Net earnings	$1,690	$1,464

Earnings per share before income taxes - basic and diluted	$0.10	$0.09

Net earnings per share - basic and diluted	$0.06	$0.05

Weighted shares used in basic per share calculation	28,902	28,754
Weighted shares used in diluted per share calculation	28,987	30,133

Gross profit as a % of net sales	54%	51%
Research and development as a % of net sales	10%	8%
Sales and marketing as a % of net sales	19%	19%
General and administrative as a % of net sales	12%	11%

Condensed balance sheet data (in thousands):

	3/31/03	12/31/02
	(unaudited)	(audited)
Cash and cash equivalents	$13,376	$2,910
Working capital	28,015	24,002
Total assets	84,101	82,593
Long term obligations	10,071	10,195
Stockholders’ equity	64,783	62,757